UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934, as amended

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))
☐	Definitive Information Statement

Harrell Hospitality Group, Inc.

(Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies: Common

2)	Aggregate number of securities to which transaction applies: 1,000

3)	Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Underlying value of $629,402 based on face amount of note received and liabilities cancelled or assumed.

4)	Proposed maximum aggregate value of transaction: $629,402

5)	Total fee paid: $125.88

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No:

	3)	Filing Party:

	4)	Date Filed:

HARRELL HOSPITALITY GROUP, INC.

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Stockholders:

Notice is hereby given that we received the written consent, in lieu of a meeting of stockholders, from the holders of a majority of our outstanding voting stock, approving the sale of our wholly-owned subsidiary, Hotel Management Group, Inc. ("HMG") and incidental assets relating to HMG's hospitality business. A group comprised of Paul L. Barham, Clive Russell, Geoffrey Dart, and Apsley Estates, Ltd. (collectively, the "Buyers"), will purchase all of our interest in HMG and the hospitality assets. In exchange for the HMG stock and hospitality assets, the Buyers will (i) deliver a $250,000 promissory note, plus (ii) cancel payables we owe them of $340,864, plus (iii) assume certain of our liabilities to employees totaling $38,538. Under Delaware law, the sale of HMG may be deemed to be a sale of substantially all of our assets.

You are encouraged to read the attached Information Statement for further information regarding these actions.

This is not a notice of a meeting of stockholders and no stockholders' meeting will be held to consider the matters described herein. This Information Statement is being furnished to you solely for the purpose of informing stockholders of the matters described herein in compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

/s/ Paul L. Barham
Paul L. Barham, Chief Executive Officer

Harrell Hospitality Group, Inc.

P.O. Box 260328

Plano, Texas 75026

(972) 380-0273

September __, 2006

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being mailed or furnished to stockholders on or about September 9, 2006 and the transaction described herein will not close until 20 days thereafter. We will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses. We will also, upon request, reimburse brokers, banks and similar organizations for reasonable out-of-pocket expenses incurred in forwarding this Information Statement to their clients.

Introduction

Harrell Hospitality Group, Inc. ("we", "us" or "our company") owns Hotel Management Group, Inc. ("HMG"), an operating subsidiary engaged in hotel management. On July__, 2006, our Board of Directors authorized management to pursue the sale of HMG and any remaining hospitality assets. On August 28, 2006, we entered into an agreement (the "Stock Purchase Agreement") to sell our ownership of HMG, and its wholly-owned subsidiaries and any incidental hospitality assets to a group made up of certain of our directors, former directors and their affiliates. The Buyers are comprised of Paul L. Barham, a director and our chief executive officer; Clive Russell, a director; Geoffrey Dart, a former director; and Apsley Estates, Ltd., a consultant to us and an affiliate of Geoffrey Dart. On August __, 2006 certain of our shareholders, including the Buyers, owning approximately 50.8% of our outstanding voting stock, approved the sale of HMG to the Buyers by written consent in accordance with the requirements of the Delaware General Corporation Law.

As a result of the agreement, the Buyers will acquire all of the assets and assume all of the liabilities of HMG and its operating subsidiaries. We expect to close this transaction on the first business day following the twentieth (20th) day after we mail this Information Statement.

Summary Term Sheet of the Asset Sale

•                                          On August 28, 2006, we entered into the Stock Purchase Agreement to sell our interest in our operating subsidiary, HMG, and related hospitality assets to a group made up of certain of our directors and former directors and their affiliates. (See page 6)

•                                          As consideration for the HMG stock and hospitality assets, the Buyers will (i) deliver a $250,000 promissory note, plus (ii) cancel debts we owe them of $340,864, plus (iii) assume certain of our liabilities to our employees totaling $38,538. (See pages 6 and 7)

•                                          The Buyers are certain of our shareholders, or affiliates of our shareholders, who collectively own approximately 47.6% of our common stock. (See page 9)

•                                          As a result of this transaction, we will have no substantial remaining operations, (See pages 8 and 9)

•                                          We must change our corporate name within 90 days after completing the sale to the Buyers. (See page 9)

•                                          Our Board of Directors has unanimously approved the transaction and shareholders owning approximately 50.8% of our issued and outstanding shares have approved the transaction by written consent. No further corporate approvals are necessary under Delaware law. (See page 10)

Contact Information

For us:

Harrell Hospitality Group, Inc.

P.O. Box 260328

Plano, Texas 75026

(972) 380-0273

Attn: Jonathan Tripp

For the Buyers:

c/o Paul L. Barham

1354 Crosstimber Drive

Southlake, Texas 76092

BUSINESS OF HARRELL HOSPITALITY GROUP, INC.

Harrell Hospitality Group, Inc. is primarily engaged in hotel management and investment in hotels. Our company provides some hotel consulting services directly, but most of the business is conducted through HMG or its subsidiaries. A high percentage of our revenues are derived from HMG through its management contracts to manage two hotels in California.

EVENTS LEADING UP TO THE SALE OF HMG

Background of the Asset Sale

For several years we have been trying to expand our hotel management business, primarily through acquisition of part ownership in hotel properties. Our small size and lack of financial resources have made such acquisitions difficult, and despite attempts to join with equity partners and financing partners in the acquisition and development of hotels, we have been unsuccessful in establishing additional long term management contracts or ownership of hotels. We have continued, through HMG, to manage two hotels in California, the Biltmore Hotel and Suites in Santa Clara, California and the Santa Ynez Valley Marriott. The high costs of remaining a public company, both in terms of our cash expenses and drain on our manpower, combined with our inability to acquire additional management contracts and the limited revenues of these two existing contracts have raised doubt whether we will be able to remain a going concern. We have also been unable to, and there is no assurance that we will be able to, either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) borrow through bank financing to support our working capital requirements.  In view of this, our Board determined that it would be in our stockholders' best interests to seek investment into our company through a private placement with an investor.

In the fall of 2005, we began negotiations with Consensus Business Group, Ltd. ("Consensus") a multi-faceted property and technology company based in London, England. Consensus was interested in exploring opportunities in the shared ownership sector (timeshare, condominiums, private residence clubs) of the hospitality industry. During the fall of 2005 and spring and early summer of 2006, we negotiated with Consensus, but in early June 2006 the negotiations ended as Consensus decided not to pursue the sector.

Our Board then sought another investor who would invest in our company and support it in its existing hospitality business. However, our Board, in discussions with potential investors, only found those that were interested in taking the company in a different direction, away from the hospitality business. One such investor group, Global Trek Property Holdings, LP and Square Rock, Ltd., made it clear that that, in order for our company to be attractive to them, we must divest ourselves of our hospitality assets, eliminate the outstanding stock options and pay off or provide for all of our liabilities. Our Board received similar comments from other potential investors in informal discussions.

Discussions progressed with the Global Trek and Square Rock group, and our Board was informed of their business plans. Our board felt that they might make a suitable candidate to create value for the shareholders of our company, as a result of some of the unique business opportunities that they intended to pursue. Accordingly, in late June 2006, the company entered into a non-binding Letter of Intent with Global Trek and Square Rock for them to inject capital into the company to fund new operations in exchange for a large majority of stock of our Company. The Letter of Intent conditions closing on, among other things (i) elimination of our outstanding stock options, (ii) divestiture of the Red Leopard Holdings plc ("RLH") stock that we own, (iii) divestiture of the hospitality assets, (iv) payment of existing liabilities, and (v) reduction of the number of outstanding shares through a reverse stock split. Although there is no binding agreement with these investors at this time, negotiations are underway towards a definitive agreement.

In the meantime, our Board believes that fulfilling the conditions to closing would be beneficial in positioning our Company to become an acquisition target, even if the Global Trek and Square Rock transaction does not come to fruition.

Divestiture of Hospitality Assets

Our Board noted that the value of our hospitality assets is essentially the management contracts of the two hotels in California. One difficulty in transferring the management contracts to a third-party buyer is that both of these management contracts are tied to Paul Barham personally, with the hotel owners having the right to cancel the management contracts if Paul Barham is no longer employed by the management company. This provision has been in place since January 1992, before our company even owned HMG.

Our Board felt some guidance as to the potential value of HMG would be helpful, but a fairness opinion was not a cost effective alternative given our Company's limited resources. We obtained an appraisal (not a fairness opinion) of HMG from Katzen Marshall, a Dallas based valuation company experienced in business valuations. The appraiser did seek opinions of the value of HMG's contracts from other hospitality companies, including one of the largest in the country. The appraiser determined the value of HMG to be about $215,000.

Cancellation of Options

Our Board has also been negotiating to cancel the existing option agreements affecting more than 14.8 million options to purchase our Class A Common stock held variously by 17 holders.. We have offered the holders of these options to purchase 1 share for every 10 options cancelled, upon payment of the par value ($.002 per share) of the stock issued. We have received affirmative responses from the option holders and expect, in the near future to issue an additional 1,486,100 Class A Common shares in the company, and cancel the outstanding options. Cancellation of the options and issuance of additional stock does not require shareholder approval under Delaware law.

Reduce Number of Outstanding Shares

Reduction of the number of outstanding common shares of our company can be accomplished through a reverse stock split. At the present time, our Board is considering a reverse stock split in which each 10 shares of common stock would automatically become 1 share, with the effect that the total number of shares is reduced tenfold, but the relative ownership percentages remain unchanged. Under Delaware law, the Board can accomplish the reverse split without the necessity of first obtaining shareholder consent. A reduced number of outstanding shares may help our company be more attractive as a target to potential investors or acquiring companies.

Divestiture of Our Holdings in Red Leopard Holdings, plc

We presently hold approximately 31 million shares in RLH. We are entitled, upon achieving certain performance criteria, to receive an additional approximately 25 million shares, as well as some loan stock if the share value of RLH stock falls below a certain level. At the time of this filing, we have petitioned the RLH board to issue the 25 million additional shares, and any loan stock, and the RLH board has agreed to do so.

Because the RLH stock constitutes such a large percentage of the value of the total assets of our company, under the Investment Company Act of 1940 (the "Investment Act") rules, we must either (i) grow our operations so that the RLH value is less than 40% of our total assets, (ii) divest ourselves of the RLH stock, or (iii) register as an investment company. Since our company has been unable to increase its operating assets, and the costs and restrictions of becoming a registered investment company are prohibitive, the Board is undertaking to divest itself of the RLH stock. Our board is concerned that an attempt to sell all of the stock might cause the RLH price to fall severely, lowering the value to us. Therefore, the Board may sell a small portion of the RLH stock to generate some working capital, but our Board is planning to dividend the RLH stock to you after it has received all of the shares from RLH. Our Board believes that this maximizes shareholder value of this asset, and no potential acquiring company has expressed an interest in obtaining the RLH stock.

THE SALE OF HMG

Description of the Sale

We have entered into the Stock Purchase Agreement, which provides for the sale of HMG and any other hospitality assets of our company to the Buyers. In exchange for these assets, the Buyers have agreed to a total consideration of $629,402, which is payable by delivery of a note, cancellation of debts we currently owe Buyers, and assumption by Buyers of certain of our existing employee liabilities. No cash is payable by Buyers to us at the closing of the sale.

Material Terms of the Stock Purchase Agreement

The material terms of the Stock Purchase Agreement for the sale of HMG to Buyer are summarized below. A copy of the stock purchase agreement is attached to this Information Statement as Exhibit A.

The Assets

The assets to be sold consist of all of the stock we own in HMG, which is 1,000 shares and constitutes 100% of the issued and outstanding shares of HMG. HMG has two wholly owned subsidiaries: Harrell Hospitality Group - California, Inc. and Harrell Hospitality Group Texas, Inc. By transfer of the HMG stock to the Buyers, ownership of the subsidiaries will also automatically be transferred. In addition to the HMG stock, any other assets we own incident to the hospitality business will be conveyed to the Buyers. In this regard, the Buyers may desire to continue to use the "Harrell" name in management matters, and for this reason, we have agreed to change our corporate name within 90 days after the closing of the sale to the Buyers.

Purchase Price

The total purchase price is $629,402, payable by (1) delivery of a $250,000 promissory note (the "Note") from the Buyers, plus (2) cancellation of payables we owe Buyers of $340,864, plus (3) assumption by Buyers of certain of our existing liabilities to employees totaling $38,538. No cash is payable by Buyers at closing, although Buyers will have quarterly cash payments to us under the terms of the note.

The Terms of the Note

The Note will bear interest at the rate of 10% annually and will mature September 30, 2016. The Note will be paid in quarterly payments of principal and interest in the amount of $9,959.06, and may be prepaid at any time without penalty. Payment of the Note shall be secured by the stock of HMG, shares of RLH owned by the Buyers or other collateral acceptable to us. The Buyers will be individually and jointly liable for payment of the Note.

Liabilities Assumed and Debts Cancelled

The debts that will be cancelled are comprised of approximately $164,875 our company owes Paul Barham for unpaid salary and automobile allowance, $70,574 our company owes Clive Russell for unpaid directors fees and for the principal and accrued interest owing on a loan made by Mr. Russell to us, $11,290 our company owes Geoffrey Dart for unpaid directors fees, and $94,125 our company owes Apsley Estates, Ltd. for unpaid consulting fees. The liabilities to be assumed by the Buyers consist of amounts we owe certain employees for accrued vacation currently totaling $38,538. All of the debts to be cancelled and liabilities to be assumed have been accrued on the books of our company and reflected in our financial statements prior to this transaction.

Representations and Warranties

The Stock Purchase Agreement does not contain many customary representations and warranties made by each of the parties to the agreement. The only representations and warranties relate to, among other things, our ownership of HMG, the enforceability of the agreement, our organization and the organization of Buyer, our authority and the authority of Buyer to enter into the agreement. The agreement provides that the assets are being conveyed "as is" without warranty, subject to all of the liabilities of HMG, without recourse to our company.

Closing

We expect to close on the first business day following the twentieth (20th) day after we mail this Information Statement.

Reasons for the Asset Sale

Our Board considered the risks and challenges facing our company in the future as compared to the opportunities available to our company in the future and concluded that the asset sale was the best alternative for maximizing value to our shareholders.  Some of the other factors our Board considered in making that determination include:

  the short-term and long-term interests of our company and our shareholders;
  the purchase price and elimination of liabilities that our company would otherwise have to pay;
  other favorable terms of the sale, including limited representations and warranties by us concerning our assets and the minimal conditions to the Buyers' obligation to close the sale;
  the expeditious manner in which the transaction could be completed by selling to Buyers;
  the liquidity concerns currently faced by our company;
  the benefit of positioning our Company to complete a possible transaction with persons who may be interested in acquiring a publicly traded company without operating subsidiaries or other assets;

Countervailing Considerations

Our board of directors identified and considered a number of potentially negative factors in its deliberations concerning the asset sale, including, but not limited to:

  HMG represents substantially all of our consolidated operating revenues;
  sale of the assets removes our company from its principal business and leaves no operating assets in our company;
  by selling to the Buyers, the company is not able to conduct independent negotiations regarding the terms of the sale, since the Buyers control our Board;

  the sale of HMG would require this filing, with all of the attendant costs;

  there was no assurance that the sale of HMG would result in our ability to complete a successful acquisition or merger of our company by another operating company.

No Opinion of Fairness of the Asset Sale

We have not approached or engaged any financial advisor to render a fairness opinion, from a financial point of view, with respect to the proposed asset sale. The decision not to obtain a fairness opinion was made in light of our lack of working capital. We did, however, obtain an appraisal of value of HMG from the business appraisal firm of Katzen Marshall of Dallas, Texas. This appraisal indicates the value of HMG to be approximately $215,000. A copy of the appraisal is on file with us and is available for review by an interested shareholder.

In assessing the fairness of the transaction terms, we considered, among other factors:

  The amount and terms of the promissory note to be received from the Buyers in comparison to the amount of the appraisal;
  The inherent risks of cancellation by the hotel owner in assigning the management contract to a company that did not employ Paul Barham;
  The additional consideration of the cancellation of debts we owe to the Buyers; and
  The additional consideration of the assumption of certain existing employee liabilities of our company.

Effects of the Sale of HMG

 As a result of the sale, we will have no significant operations of any kind. All of the hospitality assets are being sold, which is essentially all of our current business. Once the asset sale is completed and we have divested the RLH stock, we will be a "public shell" company.

The sale of HMG should help our liquidity to a degree. The Buyers will assume all risk of operating HMG, and will be responsible for all costs and salaries relating to hospitality business. Our company would not have the benefit of revenue generated by HMG, but since we would no longer be responsible for these expenses, our expenses would drop correspondingly. We expect to have minimal ongoing operational expenses after the asset sale, since all of our payroll would be assumed by the Buyers. We will receive quarterly note payments of approximately $10,000, with no expense relating to operation of the hospitality business.

The Purchase Agreement requires that our company change its name within 90 days after closing the sale to the Buyers. The Buyers may want to continue to use the Harrell name in their hospitality business, and the Buyers do not want there to be confusion in the marketplace over whether our company is still operating in the hospitality business. Any name change will require amendment of our articles of incorporation, and will be considered at a later date.

While there may be a gain to us by virtue of receipt of the promissory note from the Buyers, we do not believe the tax consequences will be material to us, as we are expecting to be able to use tax loss carry-forwards to offset any gain.

The sale of HMG will have no effect on your legal rights as a shareholder of Harrell Hospitality Group, Inc. No distribution will be made to you as a result of the sale, and no dissolution or liquidation is planned at this time. You are not required to take any action.

Consequences of Owning Shares of a "Public Shell" Company

 Once we complete the sale of assets and the divestiture of the RLH stock, we become a "public shell" company, and we thereafter must comply, in all of our business and operations, including subsequent sales of our stock and mergers, in accordance with the Shell Company Release No. 33-8587 and all other applicable regulations and guidance.  You should be aware, however, that depending upon the type of transaction we ultimately pursue, we may not have to seek shareholder approval of such transaction.  As a result you may not be able to vote any new proposed transaction that our Board approves.

Under SEC Rule 12b-2 under the Securities Act of 1933, as amended (the "Securities Act"), we will qualify, after sale of HMG and divesture of the RLH stock, as a "shell company," because we will not have any assets (other than cash) or any operations. Many states have enacted statutes, rules and regulations limiting the sale of securities of "blank check" companies in their respective jurisdictions. We will comply with the periodic reporting requirements of the Exchange Act for so long as we are subject to those requirements.

Recent amendments to Form 8-K by the Securities and Exchange Commission regarding shell companies and transactions with shell companies require the filing of all information about an acquired company that would have been required to have been filed had any such company filed a Form 10 or 10-SB Registration Statement with the Securities and Exchange Commission, along with required audited, interim and proforma financial statements, within four business days of the closing of any such transaction. These new regulations also deny the use of Form S-8 for the registration of securities of a shell company, and limit the use of this Form to a reorganized shell company until the expiration of 60 days from when any such entity is no longer considered to be a shell company. The additional time and costs that may be incurred by the potential target company to prepare the necessary audited financial statements and other information may significantly delay or essentially   preclude consummation   of an otherwise   desirable acquisition.

Buyers and Buyers' Business

The Buyers are all persons who are currently officers and director of our company or former directors of our company. The Buyers are comprised of Paul Barham, our chief executive officer and a director of our company, Clive Russell, a director of our company, Geoffrey Dart, a former director of our company, and Apsley Estates, Ltd., an affiliated company of Geoffrey Dart. Together, the Buyers and their affiliates own approximately 47.6 % of the outstanding common stock of our company. The Buyers are associating for the purpose of owning and operating HMG. Prior to entering into the Stock Purchase Agreement, the Buyers had not associated as a group owning and operating a business other than our company.

Vote Required

 The affirmative vote of the holders of a majority of our outstanding voting stock is required to approve the sale of the HMG shares under Delaware law. This vote was obtained by the holders of a majority of our outstanding voting stock through written consent effective August__, 2006. On that date, our company had 12,564,909 shares of voting common stock outstanding, and the holders of 6,389,235 (50.8%) had delivered their written consent to sell HMG and the hospitality assets under the terms of the Stock Purchase Agreement.

Dissenters' Rights of Appraisal

The Delaware General Corporation Law does not provide for appraisal rights in connection with our sale of the shares of HMG or the hospitality assets.

Regulatory Approvals

Because the transaction has been approved by our majority shareholder, the only remaining condition to closing is the distribution of this Information Statement. No other state or federal regulatory approvals are required to effectuate this transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the persons who, as of June 30, 2006, who were executive officers, directors, or known to the Company to be beneficial owners of more than 5% of each class of the voting securities of the Company:

Class of Securities	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)
Class A Common	Merchant Capital Holdings, Ltd. c/o Robert Edwards 17060 Dallas Parkway, #101 Dallas, Texas 75248	3,228,700 plus 7,419,100 options	53.3%
Class A Common	Businesship International, Inc. One Alhambra Plaza, Suite 1400 Coral Gables, FL 33134	1,456,140	11.6%
Class A Common	PSG Solutions, plc (f/k/a London & Boston Investments plc) 133 Ebury Street London England SW1W9QU	1,392,000	11.1%
Class A Common	Barham Family Interests, Inc. (2) 1354 Crosstimber Drive Southlake, TX 76092	507,500 plus 5,051,452 options	31.6%
Class A Common	RP Corporate Strategy (3) 3 Bristol Mews Little Venice, London W92JF	1,097,700	8.7%
Class A Common	Gerard Thompson c/o Wachovia Bank 255 South Country Road Palm Beach, FL 33480	680,335 plus 1,021,774 options	12.5%
Class A Common	All Executive Officers & Directors, as a group	1,608,200 plus 5,398,702 options	39.0%

  (1) The percentage of each class is based on the total amount of outstanding securities plus, as to each person or group, the number of securities that person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

  (2) Paul Barham, chief executive officer and a director, and his other family members owned 507,500 shares through Barham Family Interests, Inc. and Barham Family Interests, Inc. also had options to acquire 5,051,452 shares as of June 30, 2006.

  (3) Clive Russell, a director of our company, and other family members, and associates owned 1,097,700 shares through RP Corporate Strategy as of June 30, 2006.

  .

  Selected Financial Data of the Company

	FY Ended 2001 ----------	FY Ended 2002 ----------	FY Ended 2003 ----------	FY Ended 2004 ----------	FY Ended 2005 ----------
Operating Revenues	6,113,699	5,108,653	4,557,415	5,074,033	5,099,837
Income (Loss) from continuing operations	(683,704)	(802,666)	(383,414)	(759,613)	(361,502)
Income (Loss) from Continuing operations per common share	(0.06)	(0.07)	(0.03)	(0.06)	(0.03)
Total Assets	1,129,861	1,831,658	1,328,150	85,028	112,348
Cash Dividends declared per common share	0	0	0	0	0

      Pro Forma Selected Financial Data

      The pro forma selected financial data for the acquiring company is not material.

      Pro Forma Information

      (i) Historical and Equivalent Pro Forma per Share Data of the acquiring company

      Selected historical and equivalent pro forma per share data of the acquiring company is not material.

      (ii) Historical and Equivalent Pro Forma per Share Data of the Company

	FYE 2001		FYE 2002		FYE 2003		FYE 2004		FYE 2005
	Historical	Pro forma	Historical	Pro forma	Historical	Pro forma	Historical	Pro forma	Historical	Proforma
Book value per share	0.10	0.10	0.07	0.07	0.06	0.05	(0.03)	(0.04)	(0.02)	(0.02)
Cash dividends declared per common share	0	0	0	0	0	0	0	0	0	0
Income (loss) from continuing operations per share	(0.06)	(0.06)	(0.07)	(0.08)	(0.03)	(0.04)	(0.06)	(0.06)	(0.03)	(0.03)

      Financial InformationThe information required by Article 11 of Regulation S-X is attached hereto as Exhibit B.ADDITIONAL INFORMATION We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB with the Securities and Exchange Commission. Reports and other information filed by us can be inspected and copied at the public 100 F Street, N.E., Room 1580 in Washington, D.C. 20549. Copies of such material can be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge. All inquires regarding our Company should be addressed to the attention of the Company's corporate Chief Executive Officer, Paul L. Barham, at the Company's principal executive office:Harrell Hospitality Group, Inc.Attn: Jonathan TrippP.O. Box 260328Plano, Texas 75026(972) 380-0273By Order of the Board of Directors

      /s/ Paul L. Barham ------------------------

      Paul L. BarhamChief Executive officer

      Plano, TX

      September ___, 2006

      EXHIBITS The following exhibits are included with this Information Statement:

      Exhibit A:                                      Stock Purchase Agreement dated August 28, 2006

      Exhibit B: Pro Forma Financial Information

      EXHIBIT A

      STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT (this "Agreement") is executed effective as of August __, 2006 (the "Effective Date"), by and among HARRELL HOSPITALITY GROUP, INC., a Delaware corporation ("HHG") and Paul L. Barham, an individual ("Barham"), Clive Russell, an individual ("Russell"), Geoffrey Dart, an individual ("Dart"), and Apsley Estates, Ltd. ("Apsley") (collectively, Barham, Russell, Dart and Apsley are called the "Purchasers")

      P R E M I S E S:

      WHEREAS, HHG is the owner of 100% of the issued and outstanding common stock of Hotel Management Group, Inc., a Texas corporation (the "Company");

      WHEREAS, HHG owes the Purchasers individually various amounts for accrued but unpaid compensation (in the aggregate, the "Payables"). Specifically, HHG owes (i) Barham approximately $164,875 for unpaid salary and automobile allowance; (ii) Russell $70,574 for unpaid directors fees and for the principal and accrued interest owing on a loan made from Russell to HHG, (iii) Dart $11,290 for unpaid directors fees, and (iv) Apsley $94,125 for unpaid consulting fees. In addition, HHG has liabilities to certain employees for accrued vacation that total $38,538 (the "Liabilities").

      WHEREAS, in exchange for cancellation of the Payables, assumption of the Liabilities and for other consideration, HHG desires to sell to Purchasers and Purchasers desire to purchase from HHG all of the Stock of the Company, and certain other incidental assets of the Company.

      A G R E E M E N T:

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchasers and HHG hereby agree as follows:

      ARTICLE I

      PURCHASE AND SALE OF STOCK AND OTHER ASSETS

      1.01 Purchase of the Stock. Subject to this Agreement, HHG hereby agrees to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Purchasers, and Purchasers agree to purchase, accept and acquire from HHG, on the Closing Date (as defined in Section 3.01 hereof), the Stock.

      1.02 Incidental Hospitality Assets. In the event that there are any other assets identified by the Purchasers used in connection with the hospitality business of the Company (the "Incidental Assets"), HHG agrees to sell, transfer and convey such incidental assets to Purchasers. HHG agrees that it will change its corporate name within ninety (90) days after the Closing Date, and thereafter HHG relinquishes and assigns to Purchasers any rights it might have in the "Harrell Hospitality" name.

      ARTICLE II

      PURCHASE PRICE

      2.01 Purchase Price. The purchase price for the Stock and the Incidental Assets (the "Purchase Price") shall be a total purchase price of Six Hundred and Twenty-nine Thousand Four Hundred and Two and No/100 Dollars ($629,402.00) in the aggregate. The Purchase Price shall be payable at the Closing by cancellation of the Payables, assumption of the Liabilities and by delivery by Purchasers of a promissory note payable to HHG in the principal amount of $250,000.00 (the "Note").

      2.02 Terms of the Note. The Note shall bear interest at the rate of ten percent (10%) per annum and shall have a final maturity date of September 30, 2016. The Note shall be payable in quarterly payments of principal and interest in the amount of $9,959.06, and may be prepaid at any time without premium or penalty. Payment of the Note shall be secured by the Stock, shares of Red Leopard Holdings or other collateral acceptable to HHG. The Purchasers shall be jointly and severally liable for payment of the Note.

      ARTICLE III

      CLOSING

      3.01 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Thomas, Cinclair & Beuttenmuller, P.C., 5335 Spring Valley Road, Dallas, Texas 75254, on or before September 29, 2006 (the "Closing Date"). The Closing shall be deemed and construed to have occurred upon (i) the execution and delivery of all of the Closing documents by the respective signatory parties thereto and (ii) delivery to HHG of the Note and the cancellation of the Payables signed by the Purchasers.

      3.02 Documents of Sale and Conveyance. At the Closing, HHG shall execute and deliver to Purchasers such documents conveying to Purchasers the Stock, free and clear of any and all liens, security interests, or encumbrances whatsoever, and shall be effected by delivery by HHG to Purchasers of one or more stock certificates properly endorsed to Purchasers (the "Stock Certificate") together with an appropriate stock assignment. At the Closing, the Purchasers shall execute and deliver to HHG such documents and instruments as may reasonably requested by HHG to effect the transaction, including the Note, documents evidencing cancellation of the Payables, assumption of the Liabilities, and a security agreement securing the Note.

      3.03 Further Assurance. Each party hereto shall, at any time and from time to time on or after the Closing Date, upon request of the other party hereto and without further cost or expense to the requesting party, prepare, execute and deliver such instruments of conveyance and assignment and shall take such action as the requesting party may reasonably request to more effectively carry out the transactions contemplated by this Agreement.

      ARTICLE IV

      REPRESENTATIONS AND WARRANTIES

      4.01 Representations and Warranties of HHG. As an inducement to Purchasers to enter into this Agreement and to consummate the transactions contemplated hereby, as of the date hereof and as of the Closing Date, HHG represents and warrants to Purchasers that to the best of its knowledge:

      (a) Authority. The execution, delivery and performance by HHG of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors of HHG.

      (b) Conflicts; Defaults. The execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by HHG do not, and the performance by HHG of his obligations hereunder and thereunder and the consummation by HHG of the transactions contemplated, hereby or thereby, will not violate, conflict with, or constitute a breach or default under any of the terms of HHG's obligations thereunder.

      (c) Title to Stock. All of the Corporation's issued and outstanding stock is owned by HHG. HHG has good and marketable title to all of the Stock and the Stock is, and will be transferred on the Closing Date, free and clear of all liens, claims, security interests and encumbrances.

      4.02 Representations and Warranties of Purchasers. As an inducement to HHG to enter into this Agreement and to consummate the transactions contemplated hereby, Purchasers represent and warrant to HHG that:

      (a) Conflicts; Defaults. The execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by Purchasers do not, and the performance by Purchasers of its obligations hereunder and thereunder and the consummation by Purchasers of the transactions contemplated, hereby or thereby, will not violate, conflict with, or constitute a breach or default under any of the terms of Purchasers' obligations or agreements.

      (b) Business Expertise of Purchasers. Each of the Purchasers represents and warrants that (i) it is a sophisticated and experienced investor familiar with the hospitality industry, (ii) it has such knowledge and experience in financial transactions and the hotel management industry so as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement and (iii) it has the financial ability to bear the risks of this purchase. Purchasers further represent and warrant that they, together with their professional advisors, have made such independent investigations as they deem to be warranted into the business and dealings of the Company all other facts they deem material to Purchasers' purchase of the Stock, and each Purchaser is entering into this transaction solely on the basis of that investigation and its or their own judgment, and is not acting in reliance on any representation made or information furnished by HHG

      (c) No Representations or Warranties. EXCEPT FOR THE WARRANTY OF TITLE IN SECTION 4.01(C), The stock is being sold "as is," and PURCHASERS EXPRESSLY ACKNOWLEDGE THAT hhg makes no warranties or representations of any type, kind, character or nature, whether expressed or implied, statutory or otherwise, regarding the stock, the company or the company's financial condition, assets, liabilities, operations, prospects or history.

      ARTICLE V

      COVENANTS OF HHG

      5.01 Conduct of the Company Pending Closing. HHG shall cause the Company to conduct its business in its usual and ordinary fashion prior to the Closing date and shall not permit the Company to encumber, sell, transfer or assign any of the Company's assets, or enter into any contract, sale agreement, option agreement, purchase order or other commitment directly or indirectly affecting the Company or its assets (other than in the ordinary course of business) without the prior written consent of Purchasers.

      ARTICLE VI

      COVENANTS OF PURCHASERS

      6.01 Reasonable Efforts. Purchasers agrees that they will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

      ARTICLE VII

      CONDITIONS OF CLOSING

      7.01 Obligation of Purchasers. The obligation of Purchasers to consummate the purchase contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions (any of which may be waived in writing, in whole or in part, by Purchasers):

      (a) Representations and Warranties; Performance. The representations and warranties of HHG set forth in this Agreement shall be true and correct in all material respects, and HHG shall have duly performed in all material respects all agreements and covenants herein required to be performed by HHG on or before the Closing Date.

      (b) Proceedings and Documents. All corporate and other proceedings and all documents incidental to the transactions to be effected at the Closing shall be satisfactory in form and substance to Purchasers. Purchasers shall have received all such counterpart originals or certified or other copies of such documents as Purchasers may reasonably request.

      (c) Closing Documents. Purchasers shall have received the Closing documents described in Section 3.02 hereof executed by HHG.

      7.02 Obligation of HHG. The obligation of HHG to consummate the sale contemplated by this Agreement shall be subject to the fulfillment by Sellers on or prior to the Closing Date of the following conditions (any of which may be waived in writing, in whole or in part, by HHG):

      (a) Representations and Warranties; Performance. The representations and warranties of Purchasers set forth in this Agreement shall be true and correct in all material respects, and Purchasers shall have duly performed in all material respects all agreements and covenants herein required to be performed by Purchasers on or before the Closing Date.

      (b) Shareholder Consent. HHG shall have received from its shareholders a majority written consent, and HHG shall have mailed to its shareholders a 14(c) Information Statement and at least 20 days shall have elapsed since the date of such mailing.

      (b) Receipt of Closing Documents. HHG shall have received all of the other documents referred to in Article III with respect to the Closing.

      ARTICLE VIII

      MISCELLANEOUS

      8.01 Further Actions. From time to time, as and when requested by Purchasers or HHG, HHG or Purchasers shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to effectuate the transfer, assign and deliver to Purchasers or its permitted assigns the Stock and to consummate and to effect the other transactions expressly required to be performed by HHG and Purchasers hereunder.

      8.02 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, any exhibits or schedules hereto or any certificate, agreement or document delivered in connection with the transactions contemplated hereby shall survive the consummation of the transactions contemplated by this Agreement and any investigation on the part of the parties hereto and shall continue in full force and effect indefinitely after the Closing Date.

      8.03 Expenses. Except as expressly stated to the contrary in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of its own counsel, accountants or other experts, and all expenses incurred by such party incident to the negotiation, preparation, execution, consummation, and performance of this Agreement and the transactions contemplated hereby.

      8.04 Notices. All notices, requests and other communications under this Agreement shall be in writing (including a writing delivered by facsimile transmission) and shall be deemed to have been duly given if delivered personally, or sent by either certified or registered mail, return receipt requested, postage prepaid, by overnight courier guaranteeing next day delivery, or by telecopier, addressed as follows:

      (a) If to HHG:

      Jonathan Tripp

      P.O. Box 260328

      Plano, TX 75026

      With a required copy to:

      Thomas C. Self

      Thomas Cinclair & Beuttenmuller

      5335 Spring Valley Road

      Dallas, Texas 75254

      or at such other address or telecopy number as HHG may have advised Purchasers in writing; and

      (b) If to Purchasers:

      c/o Paul L. Barham

      1354 Crosstimber Drive

      Southlake, TX 76092

      or at such other address or telecopy number as Purchasers may have advised HHG in writing. All such notices, requests and other communications shall be deemed to have been received on the date of delivery thereof, if delivered by hand, on the third day after the mailing thereof, if mailed, on the next day after the sending thereof, if by overnight courier, and when receipt is acknowledged, if telecopied.

      8.05 Binding Agreement. This Agreement and all of the terms, provisions and covenants contained herein shall apply to, be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

      8.06 Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Texas, and shall be specifically performable in Collin County, Texas.

      8.07 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or its severance from this Agreement.

      8.08 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall not be varied, amended, or superseded except by written agreement between the parties hereto.

      8.09 Third Party Beneficiaries. Nothing contained herein, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assigns any rights or remedies under or by reason of this Agreement.

      8.10 Captions. The captions employed in this Agreement are for convenience only and are not intended in any way to limit or amplify the terms and provisions of this Agreement.

      8.11 Counterpart Execution. This Agreement may be executed in counterparts, each of which shall constitute an original, and all which taken together shall constitute an original and all which taken together shall constitute a single agreement.

      8.12 Date Computation. If any date of significance hereunder falls upon a Saturday, Sunday or recognized Federal holiday, such date will be deemed moved forward to the next day which is not a Saturday, Sunday or recognized Federal holiday. The terms "working day" shall mean days elapsed exclusive of Saturday, Sunday or recognized Federal holidays.

      8.13 Construction. This Agreement is the result of negotiations between the parties, neither of whom has acted under any duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions hereof shall be construed in accordance with their usual and customary meanings. HHG and Purchasers hereby waive the application of any rule of law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the party who (or whose attorney) prepared the executed Agreement or any earlier draft of the same.

      8.14 Assignment. Nothing herein shall be construed to restrict or prohibit the right of either party to assign this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute and deliver this Agreement as of the first day written above.

      HHG:HARRELL HOSPITALITY GROUP, INC., a Delaware corporation

      By:____________________________

      Paul L. Barham, Chief Executive Officer

      Purchasers: _________________________________

      Paul L. Barham_________________________________ Clive Russell_________________________________ Geoffrey Dart APSLEY ESTATES, LTD., By:____________________________

      EXHIBIT B

      Pro Forma Financial Information The Pro Forma Financial Information required by Article 11 of Regulation S-X is presented herewith: PRO FORMA CONDENSED FINANCIAL DATA The Unaudited Pro Forma Statements of Operations of the Company for the year ended September 30, 2005 and for the nine months ended June 30, 2006 (the "Pro Forma Statements of Operations"), and the Unaudited Pro Forma Balance Sheet of the Company as of June 30, 2006 (the "Pro Forma Balance Sheet" and, together with the Pro Forma Statements of Operations, the "Pro Forma Financial Statements"), have been prepared to illustrate the estimated effect of the disposition of the assets and liabilities of HMG. The Pro Forma Financial Statements do not reflect any anticipated cost savings from the HMG disposition, or any synergies that are anticipated to result from the HMG disposition, and there can be no assurance that `any such cost savings or synergies will occur. The Pro Forma Statements of Operations give pro forma effect to the HMG disposition as if it had occurred on October 1, 2004. The Pro Forma Balance Sheet gives pro forma effect to the HMG Disposition as if it had occurred on June 30, 2006. The Pro Forma Financial Statements do not purport to be indicative of the results of operations or financial position of the Company that would have actually been obtained had such transaction been completed as of the assumed dates and for the period presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable. The Pro Forma Financial Statements should be read in conjunction with the historical financial statements of the Company and the notes thereto as reported in the annual Form 10-KSB and the quarterly Form 10-QSB's and the audited and interim reviewed financial reports included therein. These pro forma adjustments represent the Company's preliminary determination of accounting adjustments and are based upon available information and certain assumptions that the Company believes to be reasonable. Consequently, the amounts reflected in the Pro Forma Financial Statements are subject to change, and the final amounts may differ, however, the Company's management believes that any differences in the amounts reflected will be immaterial.

      Unaudited Pro Forma Statements of OperationsFor the Year Ended September 30, 2005

	Historical Harrell Hospitality Group and Subsidiaries	Pro forma adjustments	Pro forma results for Harrell Hospitality Group
Revenues:
Hotel human capital reimbursements	4,886,171	4,886,171	-
Management fees	213,666	213,666	-
Total revenues	5,099,837	5,099,837	-

Expenses:
Employee compensation related expenses	5,181,575	5,066,927	114,648	1
General and administrative	283,907	15,120	268,787	1
Total expenses	5,465,482	5,082,047	383,435

Operating loss	(365,645)	17,790	(383,435)

Other income (expense):
Realized gain on marketable securities, net	-	-	-
Interest expense	(1,126)	-	(1,126)
Other income	5,269	-	5,269
Total other income	4,143	-	4,143

Net loss from continuing operations	(361,502)	17,790	(379,292)

Discontinued operations
Loss from discontinued operations	(131,436)	-	(131,436)
Gain on sale of discontinued operations	469,695	-	469,695
Income (loss) from discontinued operations	338,259	-	338,259

Net loss attributable to common stockholders	(23,243)	17,790	(41,033)

Note 1: Allocations of expenses are based on time spent by executives of the Company

      Unaudited Pro Forma Statements of OperationsFor the Nine Months Ended June 30, 2006
	Historical Harrell Hospitality Group and Subsidiaries	Pro forma adjustments	Pro forma results for Harrell Hospitality Group
Revenues:
Hotel human capital reimbursements	3,851,806	3,851,806	-
Management fees	236,836	236,836	-
Total revenues	4,088,642	4,088,642	-

Expenses:
Employee compensation related expenses	4,088,330	4,024,470	63,860	2
Collection of a bad debt	(37,937)	(37,937)
General and administrative	91,130	13,904	77,226	2
Total expenses	4,141,523	4,000,437	141,086

Operating loss	(52,881)	88,205	(141,086)

Other income (expense):
Realized gain on marketable securities, net	-	-	-
Interest expense	(1,495)	-	(1,495)
Gain on early redemption of Series B preferred stock	-	-	-
Other income	(881)	-	(881)
Total other income	(2,376)	-	(2,376)

Net loss from continuing operations	(55,257)	88,205	(143,462)

Discontinued operations
Loss from discontinued operations	-	-	-
Gain on sale of discontinued operations	1,605,969	-	1,605,969
Income (loss) from discontinued operations	1,605,969	-	1,605,969

Net income attributable to common stockholders	1,550,712	88,205	1,462,507
Note 2: Allocations of expenses are based on time spent by executives of the Company

      Unaudited Pro Forma Balance SheetAs of June 30, 2006
	Historical Harrell Hospitality Group and Subsidiaries	Pro forma adjustments	Pro forma results for Harrell Hospitality Group

Current assets:
Cash and cash equivalents	47,874	40,051	7,823
Accounts receivable	83,624	60,012	23,612
Marketable securities	978,448	-	978,448
Other assets	338	-	338
Total current assets	1,110,284	100,063	1,010,221
Property & equipment, net	1,362	-	1,362
Deposits	1,848	-	1,848
Total assets	1,113,494	100,063	1,013,431

Current liabilities:
Notes payable - related parties	40,000	-	40,000
Accounts payable and accrued liabilities	124,770	21,492	103,278
Accrued liabilities - related parties	292,585	-	292,585
Total current liabilities	457,355	21,492	435,863

Stockholders equity (deficit):
Preferred stock:
Class A, $1.00 par, 1,000,000 shares authorized, 243,331 shares issued and outstanding, $1.00 per share involuntary liquidation preference	243,331	-	243,331
Common stock:
Class A $.002 par value, 100,000,000 shares authorized, 12,564,907 outstanding	25,130	-	25,130
Additional paid-in capital	4,023,267		4,023,267
Accumulated deficit	(3,007,466)	78,571	(3,086,037)
Accumulated other comprehensive loss	(628,123)		(628,123)
Total stockholders equity (deficit)	656,139	78,571	577,568
Total liabilities & stockholders equity (deficit)	1,113,494	100,063	1,013,431

      Notes to the Unaudited Pro Forma Balance Sheet at June 30, 2006

      (a) Reflects net asset value of the assets and liabilities of HMG, Inc. and all of its majority- and wholly-owned subsidiaries disposed.

      (b) Reflects estimated gain on disposition of net assets of the assets and liabilities of HMG, Inc. and all of its majority- and wholly-owned subsidiaries.